UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 15, 2015

AXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices, including zip code)

(510) 683-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 15, 2015, AXT, Inc. (the "Company") entered into a consulting agreement (the "Consulting Agreement") with Davis Zhang, pursuant to which he will provide to the Company consulting services for a three-month period, beginning on May 16, 2015 and ending on August 15, 2015.  Under the terms of the Consulting Agreement, the Company will pay to Mr. Zhang a consulting fee of $112,500, which is equivalent to his quarterly salary and maximum quarterly bonus, and a payment of $9,000, which is intended to partially offset his health care expenses (including medical and dental insurance expenses) for such three-month period.  The Company will pay to Mr. Zhang these payments in a lump sum at the beginning of the three-month period.  Under certain conditions and if the Company requests an extension of the term of the Consulting Agreement on or before August 3, 2015, Mr. Zhang may, in his sole discretion, agree to extend the term of the Consulting Agreement for an additional three-month period on the same payment terms as the initial three-month period.  Mr. Zhang's currently existing stock options with the Company will continue to vest until November 30, 2015, regardless of the status of the Consulting Agreement.  Mr. Zhang will continue to be subject to the Company's stock trading restrictions for six months after the termination or conclusion of the Consulting Agreement.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Consulting Agreement, dated May 15, 2015, between AXT, Inc. and Davis Zhang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, Inc.

By:	/s/ Gary L. Fischer
Gary L. Fischer Chief Financial Officer and Corporate Secretary

Date:  May 15, 2015